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                                                                    EXHIBIT 3.2A


                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                                   XICOR, INC.

                        Effective as of January 28, 1998


         The undersigned, being the Secretary of Xicor, Inc. hereby certifies that: (I) effective as of the date set forth above, pursuant to resolutions by the Board of Directors dated January 28, 1998, Article II of the Bylaws of Xicor, Inc. was amended as follows: the former Section 6 and Section 7 were deleted and replaced by Section 6, Section 7 and Section 8 and Section 9 set forth below, and the former Section 8, Section 9 and Section 10, respectively, were renumbered Section 10, Section 11 and Section 12, respectively, and (ii) the new Section 6, Section 7, Section 8 and Section 9 shall read as follows:

"Section 6        Chairman of the Board

                  The chairman of the board, if there shall be such an officer, shall, if present, preside at meetings of the board of directors and exercise such other powers and perform such other duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these bylaws. If there is no chairman of the board, then the chief executive officer of the corporation shall have the powers and duties prescribed herein.

Section 7         Office of the President

                  The office of the president shall consist of the corporation's chief executive officer and chief operating officer, shall report directly to the Board of Directors and shall jointly share the responsibilities vested in the office of president under the California Corporations Code according to the division set forth in Section 8 and Section 9 below.

Section 8.        Chief Executive Officer

                  Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an officer, the chief executive officer of the corporation shall, subject always to the control of the board of directors, have general supervision, oversight, direction and control of the business of the corporation, as well as such other responsibilities as are delegated to him or her by the Board of Directors. He or she shall preside at all meetings of the shareholders and, in the absence or nonexistence of a chairman of the board, at all meetings of the board of directors.

Section 9         Chief Operating Officer

                  Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board or the chief executive officer, if there be either such officer, the chief operating officer of the corporation shall, subject always to the control of the board of directors, have general responsibility for managing the operations of the corporation, as well as such other responsibilities as are delegated to him or her by the Board of Directors."

                                         /s/ JULIUS BLANK
                                         ---------------------------------------
                                         Julius Blank, Secretary